MOORE & ASSOCIATES, CHARTERED
                      ACCOUNTANTS AND ADVISORS
                               PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the SB-1 registration statement of Spring Creek Capital Corp. of our report dated June 15th, 2005 on our audit of the financial statements of Spring Creek Capital Corp. as of May 31st, 2006, and the results of its operations and cash flows for the period ended May 31st,2006 from inception and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
July 12, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501